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                                                                    EXHIBIT 23.4

                                    CONSENT

I hereby consent, as required by the applicable rules of the Securities and Exchange Commission, to (a) my being named, in the Prospectus for the initial public offering of ACSYS, Inc., as a director of ACSYS, Inc. effective upon the consummation of such offering, and (b) the inclusion in such Prospectus of biographical information about me in the form attached to this Consent.


                                                   /s/ William Porter Payne
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                                                    William Porter Payne

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William Porter Payne will become a Director of the Company upon the consummation
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of this Offering.  He has served as Vice Chairman of NationsBank Corporation since January 1997 and was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Anheuser-Busch Companies, Inc., Cousins Properties, Inc. and Jefferson-Pilot Corporation. Mr. Payne received his Bachelor of Arts in Political Science and J.D. degrees from the University of Georgia.